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                                                                     EXHIBIT 99A

                  [MACOMB FEDERAL SAVINGS BANK LETTERHEAD]



                      __________________________, 199____


Dear Shareholder,

         You are cordially invited to attend a Special Meeting of Shareholders of Macomb Federal Savings Bank ("MFSB"), to be held at _______________________ located at _____________________________, Michigan on ________________________
199___ at ________ ___.m. local time.

         The purpose of the meeting is to consider and vote upon approval of an Agreement and Plan of Reorganization under which MFSB will merge with a wholly owned subsidiary of D&N Financial Corporation of Hancock, Michigan. If the proposed merger is consummated, each share of MFSB Common Stock will be converted into ______ shares of D&N Common Stock as described in the accompanying Prospectus/Proxy Statement. As a result, holders of MFSB Common Stock will receive shares of D&N Common Stock having a closing price as quoted on the National Association of Securities Dealers Automated Quotation System on ______________, 1996 of $____________ per share.

         Your Board of Directors believes that the proposed merger is in the best interests of MFSB and its shareholders and has unanimously approved the proposed merger. The Board has also received the opinion of Roney & Co. to the effect that the terms of the proposed merger are fair, from a financial point of view, to MFSB's shareholders. Attached are a Notice of the meeting and a Prospectus/Proxy Statement containing information about the proposed merger and D&N Financial Corporation. Whether or not you plan to attend the meeting, please mark, sign, date and promptly return the enclosed proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED MERGER.

         IN ORDER TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, AND MAIL IT IN THE RETURN ENVELOPE PROVIDED. A FAILURE TO VOTE WILL BE THE EQUIVALENT OF A VOTE AGAINST THE MERGER.


                                                    Very truly yours,


                                                    Mark T. Jacobson
                                                    Chairman of the Board